EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Balchem Corporation Acquires Chelated Minerals Corporation

New Hampton, New York. February 9, 2006. Balchem Corporation (Amex:BCP) today announced that its wholly owned subsidiary, Balchem Minerals Corporation ("BMC") acquired Chelated Minerals Corporation ("CMC"), a privately held manufacturer and global marketer of mineral nutrition supplements for multi-specie animal feeds. This acquisition was previously announced on November 7, 2005. BMC acquired all of the outstanding capital stock of CMC for $17,350,000, before working capital and other adjustments.

"We are very pleased to conclude the acquisition of Chelated Minerals Corporation. With this addition, Balchem Animal Nutrition & Health has a leadership position in two key nutrient delivery technologies, chelation and encapsulation, with which we expect to create synergies and solutions for our customers across animal markets. As with Balchem's encapsulated ingredient product line, featuring our REASHURE® Choline, CMC has built a portfolio of quality products based upon definitive science and research, with proven animal performance responses," said Dr. Dana Putnam, Balchem's Director of Animal Nutrition & Health.

CMC, as a wholly owned subsidiary of BMC, will continue manufacturing these essential nutritional supplements for animal diets at its operations facility in Salt Lake City, Utah.

About Balchem
Balchem Corporation consists primarily of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional segment provides proprietary microencapsulation solutions to an expanding variety of applications. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Forward Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2004. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:	Frank Fitzpatrick, Chief Financial Officer
Telephone: 845-326-5600
e-mail: bcpexec@balchemcorp.com